Exhibit 99.1

Aytu BioPharma Reports Fiscal 2025 Second Quarter Operational and Financial Results

Net income of $0.8 million

Adjusted EBITDA1 of $1.3 million

Pediatric Portfolio net revenue up 86% sequentially

First quarterly sequential prescription increase for both ADHD and Pediatric portfolios since Q2 fiscal 2023

$20.4 million cash balance at December 31, 2024

Company to host conference call and webcast today, February 12, 2025, at 4:30 p.m. Eastern time

DENVER, CO / February 12, 2025 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced operational and financial results for the fiscal 2025 second quarter.

Q2 2025 Highlights

●	Quarterly sequential increase in prescriptions across both portfolios, led by 29% sequential growth from the Pediatric Portfolio.
●	Pediatric Portfolio (antihistamine franchise and pediatric multivitamin franchise) net revenue increased 86% sequentially to $2.4 million versus $1.3 million in Q1 fiscal 2025, reflecting positive effects from recently implemented return-to-growth plan for the pediatric product line. Pediatric Portfolio net revenue increased 12% compared to Q2 fiscal 2024.
●	ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased 16% sequentially to $13.8 million versus $11.9 million in Q1 fiscal 2025 after adjusting for a one-time vendor agreement positively impacting Q1 fiscal 2025 net revenue by $3.3 million.
●	Net income in Q2 fiscal 2025 was $0.8 million, or $0.13 net income per share basic and $0.26 net loss per share diluted, compared to a net loss of $0.2 million, or $0.04 net loss per share basic and diluted in Q2 fiscal 2024.
●	Adjusted EBITDA was $1.3 million in Q2 fiscal 2025 compared to $5.5 million in Q2 fiscal 2024.
●	Cash and cash equivalents were $20.4 million at December 31, 2024, compared to $20.1 million at September 30, 2024.

Management Discussion

“We successfully returned both our ADHD and Pediatric portfolios to positive sequential prescription growth during the second quarter, the first such occurrence in which both portfolios exhibited sequential prescription growth since late-2022,” noted Josh Disbrow, Chief Executive Officer of Aytu. “Our entire commercial team has done a great job navigating the various dynamics of the macro landscapes for our addressable markets. In the quarter, our sales team employed a focused and efficient promotional approach to grow the ADHD Portfolio, drove broader prescribing and distribution across the Pediatric Portfolio, capitalized on improved payor coverage, and leveraged the strengths of our best-in-class Aytu RxConnect access platform.”

“This positive commercial momentum parallels our corporate optimization initiatives, driving efficiencies within our operating structure. We expect that these programs will realize at least $2.0 million in cost savings annually beyond the expense reductions we have already achieved. Our goal remains firmly focused on generating positive cash flows and increasing stockholder value. With this now our seventh consecutive quarter of positive adjusted EBITDA and second consecutive quarter of net income, I believe we are well positioned to achieve these objectives.”

“Specific to our ADHD market, the macro trends continue to show a return to more normalized supply status following the ADHD stimulant shortages over the past 18 months, which helped to temporarily bolster Adzenys and Cotempla prescriptions, resulting in boosted fiscal 2024 numbers. With more than 99,000 prescriptions written during the second fiscal quarter for our ADHD brands, we remain above the pre-stimulant shortage levels, highlighting our pronounced volume gains. Within Pediatrics, we took decisive action securing improved reimbursement and wider distribution for both our antihistamine and multi-vitamin franchises. These efforts have resulted in a significant increase in covered lives and dispensed prescriptions. We have also substantially increased our promotional footprint with our sales force as we shift promotional priorities, resulting in early traction as demonstrated by increased prescribing and pharmacy dispensing. The initial result was a 29% sequential increase in Pediatric Portfolio prescriptions.”

“We have successfully implemented a multi-year, strategic realignment to focus on our profitable prescription pharmaceutical business and leverage the unique capabilities of our now streamlined organization. These changes have resulted in the growth of our novel, commercialized prescription therapeutics, while also driving positive adjusted EBITDA and profitability. With positive operational trends in place, we remain focused on seeking opportunities to leverage our commercial infrastructure and Aytu RxConnect platform, while we pursue additional in-licensed or acquired products. We continue to expect revenue and adjusted EBITDA growth from current levels as we strive for positive cash flows. I am pleased with the significant progress made and look forward to continuing to execute on our strategy in the years to come.”

Organizational Changes and Operating Optimization Plan

Aytu has successfully repositioned itself as a growing specialty pharmaceutical company focused on commercializing novel prescription therapeutics. During the past year, the Company wound down and sold its Consumer Health business. Prior to that, the Company indefinitely suspended all clinical development programs. The Company also spent over two years working on manufacturing, operational, and regulatory initiatives to outsource the contract manufacturing of its ADHD products, culminating with the closure of the Grand Prairie, Texas manufacturing facility at the end of calendar 2024. Recently, the Company implemented an additional series of organizational changes focused on optimizing operations and driving near-term positive cash flows. As noted above, these new optimization efforts are expected to further reduce operating expenses by at least $2.0 million annually.

Consumer Health – Discontinued Operations

In June 2023, the Company announced that it had instituted a strategic mandate focusing solely on its Rx business. This mandate, now completed, encompassed Aytu’s companywide restructuring objectives. These efforts included the wind down, and subsequent divestiture in the first quarter of fiscal 2025, of the Consumer Health business, the successful outsourcing of ADHD products production and the associated closure of the Grand Prairie, Texas ADHD manufacturing facility, and the indefinite suspension of Aytu’s clinical development programs. The Company expects the savings realized from these strategic shifts to significantly enhance its operating results and drive stockholder value.

The accounting requirements for reporting the Consumer Health business divestiture as a discontinued operation were met when the wind down and divestiture was completed on July 31, 2024. Accordingly, the Company’s unaudited consolidated financial statements for all periods presented reflect the Consumer Health business as a discontinued operation. In addition, the Company’s fiscal 2024 quarterly results classify the Consumer Health business as a discontinued operation.

Net Revenue by Portfolio

	Three Months Ended
	December 31,
	2024	2023
	(in thousands)
ADHD Portfolio	$13,816	$16,572
Pediatric Portfolio	2,400	2,145
Other*	5	31
Total net revenue	$16,221	$18,748

*Other includes discontinued or deprioritized products.

Q2 2025 Financial Results

Net revenue for the second quarter of fiscal 2025 was $16.2 million, compared to $18.7 million for the prior year. The change was primarily due to a decrease of $2.8 million in the ADHD Portfolio, partially offset by an increase in the Pediatric Portfolio which was driven by the success of initiatives the Company has implemented to increase coverage, broaden distribution and shift and enhance promotional resources.

The ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 17% decrease in net revenue to $13.8 million in the second quarter of fiscal 2025, compared to the prior year period. The Pediatric Portfolio (antihistamine franchise and multivitamin franchise) experienced a 12% increase in net revenue to $2.4 million in the second quarter of fiscal 2025, compared to the prior year period. Sequentially, ADHD Portfolio net revenue increased 16% after adjusting for a one-time vendor agreement positively impacting Q1 fiscal 2025 net revenue by $3.3 million. Sequentially, Pediatric Portfolio net revenue increased 86% compared to the first quarter of fiscal 2025.

Gross profit was $10.8 million, or 66% of net revenue, in the second quarter of fiscal 2025, compared to $14.6 million, or 78% of net revenue, in the same quarter last year. The decrease in gross profit percentage is primarily related to increased cost of sales in the Company’s ADHD inventory. The inventory’s higher cost resulted from the allocation of certain overhead costs associated with the Company’s Grand Prairie, Texas manufacturing facility, to a reduced amount of ADHD product being produced there. This situation occurred as the Company ramped up production at its contract manufacturer and concurrently decreased production at Grand Prairie, Texas. This higher cost inventory is expected to be liquidated in the coming quarters as the Company continues to sell these products through its sales channels, resulting in a normalization of gross profit percentage.

Operating expenses, excluding amortization of intangible assets and restructurings costs, were $10.2 million in the second quarter of fiscal 2025 compared to $10.5 million in the prior year period. The decrease is primarily a result of continued cost reduction efforts and improved operational efficiencies.

Loss from operations was $1.7 million for the second quarter of fiscal 2025 compared to income from operations of $3.1 million in the prior year period.

Net income during the second quarter of fiscal 2025 was $0.8 million, or $0.13 net income per share basic and $0.26 net loss per share diluted, compared to a net loss of $0.2 million, or $0.04 net loss per share basic and diluted, in the prior year period. The fiscal 2025 second quarter results were impacted by $3.0 million of derivative warrant liabilities gain due primarily to the decrease in the Company’s stock price, compared to a derivative warrant liabilities loss of $0.6 million in the second quarter of fiscal 2024.

Adjusted EBITDA was $1.3 million in the second quarter of fiscal 2025, compared to $5.5 million in the prior year period.

Cash and cash equivalents were $20.4 million at December 31, 2024, compared to $20.1 million at September 30, 2024.

Conference Call Details

Date and Time: Wednesday, February 12, 2025, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 583044.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster4.com/Webcast/Page/2142/51953, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until February 26, 2025, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 51953.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company focused on commercializing novel therapeutics. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10‑K and in the other reports and documents we file with the United States Securities and Exchange Commission.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net income (loss) to adjusted EBITDA.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2024	2023
Net revenue	$16,221	$18,748
Cost of sales	5,435	4,145
Gross profit	10,786	14,603

Operating expenses:
Selling and marketing	5,272	5,218
General and administrative	4,449	4,800
Research and development	522	521
Amortization of intangible assets	921	918
Restructuring costs	1,317	—
Total operating expenses	12,481	11,457
(Loss) income from operations	(1,695)	3,146
Other income, net	140	96
Interest expense	(1,079)	(1,266)
Derivative warrant liabilities gain (loss)	3,016	(577)
Income from continuing operations before income tax expense	382	1,399
Income tax benefit (expense)	283	(780)
Net income from continuing operations	665	619
Net income (loss) from discontinued operations, net of tax	123	(839)
Net income (loss)	$788	$(220)

Basic weighted-average common shares outstanding	6,132,060	5,517,670
Diluted weighted-average common shares outstanding	8,485,112	5,517,670

Net income (loss) per share:
Basic - continuing operations	$0.11	$0.11
Diluted - continuing operations	$(0.28)	$0.11
Basic - discontinued operations, net of tax	$0.02	$(0.15)
Diluted - discontinued operations, net of tax	$0.01	$(0.15)
Basic - net income (loss)	$0.13	$(0.04)
Diluted - net loss	$(0.26)	$(0.04)

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	December 31,	June 30,
	2024	2024
ASSETS
Current assets:
Cash and cash equivalents	$20,398	$20,006
Accounts receivable, net	25,403	23,526
Inventories	11,085	12,141
Prepaid expenses and other current assets	6,167	5,097
Current assets of discontinued operations	—	1,121
Total current assets	63,053	61,891
Non-current assets:
Property and equipment, net	516	693
Operating lease right-of-use assets	1,178	829
Intangible assets, net	49,958	52,453
Other non-current assets	1,522	2,185
Non-current assets of discontinued operations	—	44
Total non-current assets	53,174	56,204
Total assets	$116,227	$118,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,699	$10,314
Accrued liabilities	39,372	38,143
Revolving credit facility	4,012	2,395
Current portion of debt	1,857	1,857
Other current liabilities	7,108	8,962
Current liabilities of discontinued operations	—	557
Total current liabilities	64,048	62,228
Non-current liabilities:
Debt, net of current portion	9,983	10,877
Derivative warrant liabilities	6,386	12,745
Other non-current liabilities	5,045	4,529
Total non-current liabilities	21,414	28,151
Stockholders’ equity:
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 6,169,681 and 5,972,638 shares issued and outstanding, respectively	1	1
Additional paid-in capital	348,475	347,688
Accumulated deficit	(317,711)	(319,973)
Total stockholders’ equity	30,765	27,716
Total liabilities and stockholders’ equity	$116,227	$118,095

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

	Three Months Ended
	December 31,
	2024	2023
Net income (loss) - GAAP	$788	$(220)
Interest expense	1,079	1,266
Income tax (benefit) expense	(283)	780
Depreciation and amortization	1,292	1,510
Stock-based compensation expense	151	707
Other income, net	(140)	(96)
Derivative warrant liabilities (gain) loss	(3,016)	577
Restructuring costs	1,317	—
Pipeline research and development costs	208	96
Net (income) loss from discontinued operations, net of tax	(123)	839
Adjusted EBITDA - non-GAAP	$1,273	$5,459

Aytu BioPharma, Inc.

Unaudited Fiscal 2024 Quarterly and Full Year Consolidated Statements of Operations Adjusted for Discontinued Operations

(in thousands)

	Three Months Ended				Twelve Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2024
	(as adjusted)
Net revenue	$14,593	$14,025	$18,748	$17,817	$65,183
Cost of sales	3,541	3,664	4,145	4,779	16,129
Gross profit	11,052	10,361	14,603	13,038	49,054

Operating expenses:
Selling and marketing	5,422	5,352	5,218	6,091	22,083
General and administrative	4,028	4,831	4,800	6,295	19,954
Research and development	1,042	611	521	595	2,769
Amortization of intangible assets	921	920	918	924	3,683
Restructuring costs	1,912	244	—	—	2,156
Total operating expenses	13,325	11,958	11,457	13,905	50,645
(Loss) income from operations	(2,273)	(1,597)	3,146	(867)	(1,591)
Other income, net	120	70	96	584	870
Interest expense	(1,253)	(1,257)	(1,266)	(1,283)	(5,059)
Derivative warrant liabilities gain (loss)	1,463	1,017	(577)	(5,907)	(4,004)
Loss on debt extinguishment	(594)	—	—	—	(594)
(Loss) income from continuing operations before income tax expense	(2,537)	(1,767)	1,399	(7,473)	(10,378)
Income tax expense	(695)	(245)	(780)	—	(1,720)
Net (loss) income from continuing operations	(3,232)	(2,012)	619	(7,473)	(12,098)
Net loss from discontinued operations, net of tax	(1,385)	(875)	(839)	(647)	(3,746)
Net loss	$(4,617)	$(2,887)	$(220)	$(8,120)	$(15,844)

Aytu BioPharma, Inc.

Unaudited Fiscal 2024 Reconciliation of Net Loss Adjusted for Discontinued Operations to Adjusted EBITDA

(in thousands)

	Three Months Ended				Twelve Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2024
	(as adjusted)
Net loss - GAAP	$(4,617)	$(2,887)	$(220)	$(8,120)	$(15,844)
Interest expense	1,253	1,257	1,266	1,283	5,059
Income tax expense	695	245	780	—	1,720
Depreciation and amortization	1,398	1,449	1,510	1,553	5,910
Stock-based compensation expense	243	699	707	725	2,374
Other income, net	(120)	(70)	(96)	(584)	(870)
Derivative warrant liabilities (gain) loss	(1,463)	(1,017)	577	5,907	4,004
One-time transactions	150	—	—	851	1,001
Restructuring costs	1,912	244	—	—	2,156
Loss on extinguishment of debt	594	—	—	—	594
Pipeline research and development costs	599	136	96	152	983
Net loss from discontinued operations, net of tax	1,385	875	839	647	3,746
Adjusted EBITDA - non-GAAP	$2,029	$931	$5,459	$2,414	$10,833